ASSIGNMENT OF DEBT

THIS INDENTURE dated for reference the 13th day of May, 2008

BETWEEN:

0743868 BC LTD.

(herein called the "Assignor")

AND:

Chris Bunka and Garth Braun

(herein collectively called the "Assignees")

WHEREAS:

A. By assignment agreement dated June 23, 2007, as amended (collectively, the "Assignment Agreement"), the Assignor assigned certain rights to the Drilling Program Agreement, as defined in the Assignment Agreement, to Lexaria Corp. ("Lexaria"), pursuant to which Lexaria is indebted to the Assignor for the sum of ONE HUNDRED and SEVENTY THOUSAND (U.S.) DOLLARS (U.S.$170,000) (the "Outstanding Amount") pursuant to and in accordance with the terms and conditions of the Assignment Agreement.

B. The Assignor has agreed to accept US$46,000 from Lexaria in satisfaction of the Outstanding Amount and has agreed to assign to the Assignees all of the Assignor's right, title and interest in and to the US$124,000 balance of the Outstanding Amount, and the Assignment Agreement (collectively, together with all evidences thereof and all rights and benefits of the Assignor pertaining thereto and proceeds derived therefrom, the "Assigned Rights") in accordance with this Assignment.

NOW THEREFORE, in consideration of the sum of $10.00 now paid by the Assignees to the Assignor (the receipt and sufficiency of which are hereby acknowledged by the Assignor), the Assignor covenants and agrees as follows:

1. The Assignor hereby absolutely and unconditionally forever assigns, transfers and sets over unto the Assignees as to one – half (50%) as per Assignee respectively:

   (a) all of the Assignor's right, title and interest in and to the Assigned Rights and all benefits and advantages to be derived therefrom; and

   (b) the full benefit of all covenants and agreements on the part of Lexaria, or any third parties with respect to any of the Assigned Rights;

with full power and authority to collect payment of the Outstanding Amount and the interest accrued thereon, or enforce, demand, collect, sue for breach of any said warranty, guarantee, indemnity or covenant or for specific performance of any said warranty, guarantee, indemnity or covenant contained in the Outstanding Amount Agreement or any instrument of Lexaria given in support thereof, in the name of the Assignor.

2. The Assignor warrants to the Assignee that:

(a) the Assignor has full right, power and authority to enter into this Assignment and to assign the Assigned Rights to the Assignee;

(b) except as set out in this Assignment, the Assignor has not assigned all or any part of its interest in any of the Assigned Rights and has not granted any options, interests or other rights in or to any of the Assigned Rights;

(c) no payment is required to be made to any person other than the Assignor in order for the Assignee to enjoy the full benefit of, the Assigned Rights;

(d) none of the Assignment Agreement or any instrument of Lexaria given in support thereof have been amended, modified, terminated or surrendered nor has the Assignor waived any of its rights thereunder; and

(e) the outstanding balance of the Outstanding Amount as of the date hereof is ONE HUNDRED and TWENTY FOUR THOUSAND (U.S.) DOLLARS (U.S. $124,000) and Lexaria has no outstanding right of counterclaim or set-off, nor is there any dispute between Lexaria and the Assignor with respect to the amount owing by Lexaria to the Assignor in respect of the Outstanding Amount.

3. In consideration of the assignment of the Outstanding Amount to the Assignors and for the payment of sum of US$46,000 to be paid as to $23,000 upon execution of this agreement and $23,000 by June 16, 2008 by Lexaria to the Assignee not being assigned herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged the Assignee for itself, and for its agents, servants, successors and assigns, does hereby remise, release and forever discharge Lexaria from any and all manner of actions, causes of action, suits, debts, due accounts, bonds, covenants, contracts, claims, demands, damages, costs, expenses and any and all legal obligations and compensation of whatsoever kind and howsoever arising and whether known or unknown, suspected or unsuspected and which the Assignor had or now has or which its agents, servants, successors and assigns hereafter can, shall or may have, arising out of or in connection with the Assignment Agreement and including, but not limited to any and all agreements, arising from or pertaining thereto

4. The Assignor will at all times hereafter execute and deliver, at the request of the Assignees, all such further documents, deeds and instruments, and will do and perform all such acts as may be necessary or desirable to give full effect to the intent and meaning of this Assignment. Without limiting the generality of the foregoing, the Assignor will execute such financing statements, financing change statements, notices or directions as may be necessary or advisable to cause all pertinent offices of public record to amend their records to show the interests of the Assignee in the Assigned Rights and to direct Lexaria to fulfil its obligations

under the Outstanding Amount Agreement or any instrument made by Lexaria in favour of the Assignor in respect thereof for the benefit of the Assignee.

5. Each of the parties to this Assignment acknowledges that such party has read this document and fully understands the terms of this Assignment, and acknowledges that this Assignment has been executed voluntarily after either receiving independent legal advice, or having been advised to obtain independent legal advice and having elected not to do so

6. This Assignment will enure to the benefit of the Assignees and their successors and assigns, and will be binding upon the Assignor and its successors and assigns.

7. This Assignment will be governed by and construed in accordance with the laws in force in the Province of British Columbia and the parties submit to the non-exclusive jurisdiction of the courts of British Columbia in any proceedings pertaining to the Assigned Rights or this Assignment.

8. This Assignment may be executed in any number of counterparts with the same effect as if all parties hereto had all signed the same document. All counterparts will be construed together and will constitute one and the same agreement.

IN WITNESS WHEREOF the parties hereto have executed this Assignment as of the day and year first above written.

0743868 BC LTD.

Per: ______________________
Authorized Signatory

GARTH BRAUN

Per: ______________________

CHRIS BUNKA

Per: ______________________

Assignment of the Assignment Agreement acknowledged this _____ day of May, 2008.

LEXARIA CORP.

Per: ______________________
Authorized Signatory

{WLMLAW W0001363.DOC}